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                                 EXHIBIT (11)

                   PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (In Thousands - Except Per Share Data)


                                                              Three Months Ended
                                                                   March 31
                                                              ------------------
                                                              1995         1994
                                                              ----         ----
Net income                                                  $ 3,740      $ 3,138
Amortization of imputed goodwill associated
    with the earnout shares                                     (21)         -0-
                                                            -------      -------
Net income related to shareholders of Common
    Stock (Primary)                                           3,719        3,138
Interest associated with convertible senior
    subordinated debentures                                     403          -0-
                                                            -------      -------
Net income related to shareholders of Common
    Stock (Fully Diluted)                                   $ 4,122      $ 3,138
                                                            =======      =======
PRIMARY COMPUTATION
    Average shares outstanding during the period              8,401        6,772
    Effect of Kay Home Products, Inc. earnout shares
        deemed to be issued (Note A)                            -0-          725
    Effect of General Aluminum Mfg. Company earnout
        shares deemed to be issued (Note B)                     188          188
    Effect of dilutive stock options based on the
        treasury stock method using the average
        market price for the period                             142          159
                                                            -------      -------
            Shares used                                       8,731        7,844
                                                            =======      =======
    Net income per share of Common Stock                    $   .43      $   .40
                                                            =======      =======
FULLY DILUTED COMPUTATION
    Average shares outstanding per primary computation
        above                                                 8,731        7,844
    Additional effect of dilutive stock options based
        on the treasury stock method using the end of
        period market price, if higher than the average
        market price                                            -0-           50
    Effect of assuming conversion of the
        Convertible Senior Subordinated Debentures            1,151          -0-
                                                            -------      -------
            Shares used                                       9,882        7,894
                                                            =======      =======
    Net income per share of Common Stock:*                  $   .42      $   .40
                                                            =======      =======
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*   Disclosure not presented in the consolidated condensed statement of income because the effect is either anti-dilutive or not material.

NOTE A - Shares issued in January, 1995, and are included in average shares outstanding for the period ended March 31, 1995.

NOTE B -     Shares are earned during the four-year period ending December
             31, 1997. Shares deemed to be issued for the period ended March 31, 1994 have been issued and are included in average shares outstanding for the period ended March 31, 1995.